Exhibit 99.1

Magnolia Solar Takes Major Step toward Commercial Viability of High Performance Nanostructured Antireflection Coating for Solar Cell Applications

WOBURN, MA and ALBANY, NY – July 24, 2012 -- Magnolia Solar Corporation (OTCBB: MGLT) (“Magnolia Solar”) announced today that its wholly owned subsidiary, Magnolia Solar, Inc., has demonstrated high quality 3-inch growth of nanostructured antireflection (AR) coatings on glass for solar cell applications. Previously, Magnolia Solar has been able to grow the AR coatings up to 1 inch in diameter. This new development takes the company closer to commercial viability in the existing solar power market. For example, most silicon solar cells and many high efficiency thin film solar cells produced today measure 4 inches. The ability to produce coatings at this size and larger is expected to be a major step toward market acceptance of this technology that can be used to increase the efficiency of presently available solar technologies.

The company’s nanostructured AR coating allows for maximum solar energy absorption for the complete solar spectrum covering UV, Visible and Infrared part of the solar energy. This approach allows for better than 95 percent of the sun energy absorption and minimizes the reflection losses to less than approximately 5 percent. We believe this is a significant improvement over what is commercially available today.

At normal sunlight incidence during peak sunlight hours, the reflection losses at the glass-air interface have been reduced from approximately 4% to less than 1%.  At large angles of incidence during morning and late afternoon hours, the reflection losses have been reduced from over 25% to less than 5%.  We believe that the nanostructured coating developed by Magnolia for photovoltaic applications can significantly improve the performance of solar cells at all relevant wavelengths and incident angles by reducing reflection losses.

Magnolia has filed multiple patents to protect its intellectual property and we continue to make progress in further improvements to the AR coating technology for other materials including Silicon, GaAs, and GaN and other materials of interest for solar cell applications.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, stated, "The large area antireflection (AR) technology can increase the power output of any photovoltaic module, including crystalline silicon and thin-film technologies by reducing the reflection losses. Fixed, flat-plate solar cell modules typically suffer significant reductions in power output due to reflection off the front glass; most notably when light strikes the panel at glancing angles.  Such reflection losses are especially severe early in morning and late in the afternoon when the sun is lower in the horizon.  Reflection losses also occur throughout the day, particularly as diffused skylight can strike a solar panel at glancing angles.  Nanostructured optical coatings can increase the power output of fixed, flat-plate modules by minimizing reflection losses throughout the day.  This patent-pending technology has the potential to benefit a wide variety of specialized military and commercial optical window applications.  Magnolia Solar is currently focused on developing a larger scale process for the deposition of nanostructured optical coatings."

Dr. Sood further stated, “We are working with the College of Nanoscale Science and Engineering through our research and development center located at CNSE’s Albany NanoTech Complex to further improve the process and demonstrate this AR coating technology on 6-inch wafers. We are modifying a larger system to accomplish that effort, and hope to demonstrate this technology by the end of the year, which is expected to open up many new opportunities in both defense and commercial applications. We are also collaborating with NYSERDA and our team members at RPI for this effort.”

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs.  Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell’s efficiency, thereby reducing the cost per watt.  Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.
For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

Magnolia Solar Corporation

info@magnoliasolar.com